Exhibit 21.1

SUBSIDIARIES OF CABOT OIL & GAS CORPORATION

Big Sandy Gas Company

Cabot Oil & Gas Marketing Corporation *

Cody Energy, LLC

Cody Oil & Gas, Inc.

Cody Texas, LP

Cranberry Pipeline Corporation *

Cabot Petroleum Canada Corporation

Cabot Oil & Gas Holdings Company

COG Finance Corporation

*	Denotes significant subsidiary.